UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Lifeline Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of a newsletter posted on the intranet of Lifeline Systems, Inc. (“Lifeline”) discussing certain aspects of its planned merger pursuant to the Agreement and Plan of Merger entered into on January 18, 2006 among Lifeline, Koninklijke Philips Electronics N.V., a company incorporated in The Netherlands (“Philips”), and DAP Merger Sub, Inc., a Massachusetts corporation and an indirect, wholly owned subsidiary of Philips.

Lifelines

News by and for the Lifeline family

SPECIAL EDITION

Publication Date – Feb 24

OUR “ENGAGEMENT” WITH PHILIPS

Let me tell you where we are with our Philips + Lifeline “engagement.” We have passed one hurdle – U.S. antitrust authorities have cleared the plan by Philips Electronics to purchase Lifeline Systems. Antitrust officials ended their review of the transaction without taking any action.

The closing of the transaction remains subject to other customary conditions. We plan to have a special meeting of Shareholders on Tuesday, March 21, 2006 for the purpose of voting on the transaction. The meeting will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP.

A proxy statement will be mailed to all Lifeline Shareholders at the end of February. The proxy statement contains information about the merger. Lifeline Shareholders of record as of the close of business on February 17, 2006 will be eligible to vote at the meeting. If you owned Lifeline stock as of the close of business on February 17, you will receive a proxy statement to vote your shares.

In order to be approved, Lifeline needs a “yes” vote from the holders of two-thirds or more of the outstanding shares on the record date. We fully anticipate that we will get the required number of “yes” votes. Once this occurs, the merger can close.

We also want to make you aware of an event that occurred on Friday, February 17.A purported shareholder class action lawsuit has recently been filed against Lifeline regarding the merger agreement. We do not believe that this lawsuit will affect the close of the transaction. For more information, read the February 22 Press Release on the Philips + Lifeline page on LifelineLinks.

Important Additional Information Has Been Filed with the SEC

This communication may be deemed to be soliciting material in respect of the proposed transaction with Philips. In connection with the proposed transaction with Philips, Lifeline has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement, which will be mailed to Lifeline’s shareholders on or about February 24, 2006. The definitive proxy statement contains important information about Lifeline, Philips, the transaction and related matters. Investors and security holders are urged to carefully read the definitive proxy statement.

Investors and security holders will be able to obtain free copies of the definitive proxy statement and other documents filed with the SEC by Lifeline and Philips through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the definitive proxy statement from Lifeline by contacting Investor Relations, Lifeline Systems, Inc., 111 Lawrence Street Framingham, MA 01702, (508) 988-1000.

Lifeline and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction with Philips. Information regarding Lifeline’s directors and executive officers is contained in Lifeline’s Annual Report on Form 10-K for the year ended December 31, 2004, its Current Report on Form 8-K dated February 8, 2005, its definitive proxy statement dated April 5, 2005, its Current Report on Form 8-K dated August 18, 2005, its Current Report on Form 8-K dated December 13, 2005, its Current Report on Form 8-K dated January 10, 2006 and its definitive proxy statement dated February 22, 2006 relating to the proposed transaction with Philips, which are filed with the SEC. As of February 15, 2006, Lifeline’s directors and executive officers and their affiliates beneficially owned approximately 2,536,410 shares, or 16.6%, of Lifeline’s common stock. All outstanding options for Lifeline common stock, whether or not vested, including those held by current directors and executive officers, will be cashed out in the merger based on the $47.75 per share purchase price. In addition, in connection with the proposed transaction with Philips, Ronald Feinstein, Lifeline’s President and Chief Executive Officer, entered into an Employment Agreement with a wholly owned subsidiary of Philips. A more complete description of these arrangements is available in the definitive proxy statement.

Sudden Cardiac Arrest (SCA) and HeartStart Home Defibrillator

Each year approximately 340,000 people die from sudden cardiac arrest (SCA) in the U.S. — nearly 1,000 people each day. More people die in the U.S. from SCA each year than from breast cancer, prostate cancer, AIDS, traffic accidents, house fires, and handguns combined. Nearly 80% of all sudden cardiac arrests occur in the home and most of them are witnessed. The majority happens to people who have no previous symptoms of heart disease. For the best chance of survival, a shock from a defibrillator should be delivered within 5 minutes. Unfortunately, the average response time for emergency medical services is 9 minutes. As a result, the survival rate for SCA victims in the U.S. is less than 5%. CPR can buy the victim time, but alone will not save a life. The American Heart Association estimates that 40,000 more lives could be saved annually in the U.S. if defibrillators were more widely available.

Philips introduced the HeartStart Home Defibrillator in November 2002 as a prescription device. In September 2004 it was granted FDA clearance to be sold without a prescription. It is the first defibrillator specifically designed for use in the home by virtually anyone, and has enabled Philips to lead the development of this potentially enormous market. Philips has sold over 12,000 units since receiving “over the counter” clearance. HeartStart has played an important role in demonstrating Philips’ vision of Consumer Health and Wellness, and it has also been prominently featured as a strong proof point of the Sense and Simplicity positioning.

Philips Medical Systems Division

In our last issue, we provided an Overview of Philips Domestic Appliances and Personal Care Division (DAP). This issue features a look at the Philips Medical Systems Division.

Medical Systems is firmly established as a worldwide leader in many of the markets it serves, with over 30,000 employees — more than half of them in the USA — and a presence in more than 100 countries around the world. In 2005, it posted sales of 6,343 million euros.

Philips offers an extensive portfolio of medical systems, and includes X-ray, ultrasound, magnetic resonance, computed tomography, nuclear medicine, PET, radiation oncology systems, patient monitoring, information management and resuscitation products. Philips also offers a wide range of services including, but not limited to, training and education, business consultancy, financial services and e-care business services.

Best Places to Work

Philips and Lifeline have something in common — both have been recognized as a “Best Place to Work!” Lifeline was nominated by Boston Business Journal in May 2005 as one of the top 20 large companies.

Philips Germany has won the title of ‘Top Employer 2005’, awarded by the leading business magazine ‘Wirtschaftswoche’ (Business Week) which is widely read by in the management community. Philips moved up eight places in the rankings to achieve the 2005 top spot.

The award is based on a survey of several thousand technology, engineering, science and IT graduates. Among the competition were major companies like BMW, Siemens and DaimlerChrysler. The magazine conducts the survey annually together with personnel marketing institute, trendence — one of the leading agencies of its kind in Germany.

“We are naturally delighted,” says Wolfgang Brickwedde, Philips EMEA Recruitment Services, Hubmanager, DACH. “We have been very active in labor market communications over the last year, attending lots of job fairs and increasing Philips’ visibility in the press and at universities.”

Customer Reactions

An interview with two Lifeline Program Managers: Matthew Osterhoudt of Kingston Hospital Lifeline and Karen Coffey of Dartmouth-Hitchcock Lifeline.

What was your first reaction when you heard about the upcoming merger with Philips?

Karen Coffey: “There goes our happy family!” I was concerned that it would be a merger with another alarm company. Then I was happy to learn it was Philips, which is a company we already do business with.

Matthew Osterhoudt: I had a very positive first reaction-Philips is known for quality. It’s a good company with a good reputation.

What do you see as the benefits of the merger to your mission: serving elders in your community?

Matthew Osterhoudt: Philips brings the expertise and resources to broaden Lifeline’s product and service offerings. With Philips, Lifeline has the scale to do things that it wasn’t in a position to do by itself.

Karen Coffey: Lifeline has a proud tradition in technology, but the baby boom generation is going to want many different options to fit their lifestyles. Philips has the size and money available to grow this business. I want to offer everything that my subscribers need.

Do you have any concerns?

Karen Coffey: Things will change. The most important thing is for Lifeline to keep program managers up to speed. There is no such thing as too much information.

Matthew Osterhoudt: My only concern would have been if there were leadership changes at Lifeline. I’m very glad to learn that Ron Feinstein is going to stay on.

Is there anything you want to say to Lifeline employees?

Matthew Osterhoudt: I’ve been though mergers myself. The good news for Lifeline employees is that Philips isn’t acquiring Lifeline because it’s struggling and they want to “rescue” it. They bought Lifeline because it is profitable and successful, and they won’t want to tamper with things that are working right.

Karen Coffey: Things will change, and I think they will be good changes for the better. I expect that the expertise that Philips brings in technology and operations will bring tried and true solutions and suggestions to different departments.

Netherlands celebrates

Rembrandt’s 400th birthday

Did you know – Rembrandt van Rijn, born 400 years ago, was Amsterdam’s most famous historical resident?

Year-long celebrations surrounding the 400th anniversary of Rembrandt van Rijn’s birth began in the Netherlands in January. Queen Beatrix kicked off the festivities with her official launch of an art exhibition at the De Lakenhal Museum in Leiden, the 17th century master’s hometown.

The exhibit, titled Rembrandt’s Mother: Myth and Reality, has gathered works from collections across Europe and North America by Rembrandt, many of them featuring a single familiar face. The artist did dozens of paintings, etchings and drawings of Corneilia Willemsdr van Zuytbrouck, also known as Neeltgen. Most art experts believe that the elderly woman is his mother.

The Netherlands will host more than 20 major events in 2006 to celebrate the anniversary of the prolific artist. These include walking tours of Leiden showing where Rembrandt lived and worked and the biographical show Rembrandt, the Musical at the renovated Royal Carre’ Theatre in Amsterdam.

Born in 1606 to a large family, Rembrandt established his reputation as a young painter while living in Leiden and later moved to Amsterdam. He was very prolific and may have painted more than 600 canvases, as well as drawings and etchings that are in collections around the world.

Rembrandt survived the death of his first and second wives and four of his children. He was a teacher and art dealer as well as an artist, but went bankrupt in 1656. He died in Amsterdam in October 1669.

The Van Gogh Museum in Amsterdam plans an exhibit of his works alongside those of Caravaggio, the Italian artist renowned, like Rembrandt, for his use of chiaroscuro — a word borrowed from Italian (“light and shade” or “dark”), referring to the modeling of volume by depicting light and shade by contrasting them boldly. Amsterdam’s famed Rijksmuseum has plans to bring out the stars of its collection — by Rembrandt and other favorite artists — for a “Masterworks” exhibit in 2006.

Other anticipated events include the release of British filmmaker Peter Greenaway’s Nightwatching, a biopic about Rembrandt centered on the creation of The Night Watch, one of his most famous paintings. The Rijksmuseum, where The Night Watch is displayed, plans to mount an installation related to the Greenaway film next to the painting.

Officials hope to attract at least 250,000 visitors to the Netherlands for the festivities.

Reprinted from

DutchAmsterdam.nl

Other Medical Systems Photos

3-D Ultrasound - Designed for superb clinical performance, improved productivity and advanced research.

Motiva - interactive healthcare platform uses broadband television, along with home vital sign measurement devices, to connect patients to their healthcare providers and medical support system.

Healthcare IT - Philips Medical Systems and Epic Systems Corporation have formed an alliance to provide fully integrated enterprise IT, imaging and monitoring solutions for the healthcare market to offer customers the Digital Hospital of the Future.

Interventional X-Ray - The Philips radiography portfolio includes both conventional and mobile solutions. In the field of digital radiography Philips provides computed and direct digital systems, as well as digital mammography. Philips R/F X-ray systems assist in faster, more confident diagnoses for a wide application range.

Allura - Allura is an x-ray system for examinations of and interventions in the cardiovascular system and neurological system.

Nuclear Medicine - Nuclear Medicine allows for both diagnostic and therapeutic procedures. The fundamental principle underlying Nuclear Medicine procedures is the use of agents, which localize in specific organs or tissue on the basis of their biochemical or physiological properties. Philips provides hospitals, research facilities and outpatient centers with the most advanced nuclear medicine technology available. Their market-leading nuclear medicine imaging product portfolio offers a complete line of gamma cameras for general nuclear medicine applications.

Safe Harbor for Forward-Looking Statements

Statements in this filing regarding the proposed transaction between Lifeline and Philips, the expected timetable for completing the transaction, financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Philips or Lifeline managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: shareholders could not vote to approve the transaction; the ability to consummate the transaction and the other factors described in Lifeline’s Annual Report on Form 10-K for the year ended December 31, 2004 and its most recent quarterly report filed with the SEC. Lifeline disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this filing.